UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2009

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

6415 Idlewild Road, Suite 109 Charlotte, North Carolina	28212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 23, 2009, Sonic Automotive, Inc. (“Sonic”) sold $172.5 million aggregate principal amount of convertible senior notes due 2029 (the “Notes”) pursuant to the terms of a previously disclosed underwriting agreement. The Notes were issued under the terms of an Indenture dated as of September 23, 2009 by and among Sonic, the guarantors named therein, and U.S. Bank National Association, as trustee (the “Base Indenture”) and the First Supplemental Indenture dated as of September 23, 2009 to the Base Indenture between Sonic and the Trustee (the Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

The Notes are unsecured senior obligations of Sonic and are not guaranteed by Sonic’s subsidiaries. The Notes bear interest at an annual rate of 5.0%, which is payable semi-annually on April 1 and October 1 each year (beginning on April 1, 2010), until maturity on October 1, 2029 or earlier redemption, conversion or repurchase. Sonic will be required to pay additional interest in respect of the Notes under specified circumstances.

The Notes will be convertible, under certain circumstances, into cash, shares of Sonic Automotive Class A common stock, or a combination of cash and shares of Sonic Class A common stock, at the option of Sonic, at an initial conversion rate of 74.7245 shares of Class A common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $13.38 per share of Class A common stock. The conversion rate will be subject to adjustment in some circumstances.

Holders may convert their Notes at their option prior to the close of business on the business day immediately preceding July 1, 2029 only under the following circumstances: (1) during any fiscal quarter commencing after December 31, 2009, if the last reported sale price of Sonic’s Class A common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of Notes for each day of that measurement period was less than 98% of the product of the last reported sale price of Sonic’s Class A common stock and the applicable conversion rate on each such day; (3) if we call any or all of the Notes for redemption, at any time prior to the close of business on the third scheduled trading day prior to the redemption date; or (4) upon the occurrence of specified corporate events. On and after July 1, 2029 to (and including) the close of business on the third scheduled trading day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances.

Sonic may not redeem the Notes prior to October 1, 2014. On or after October 1, 2014 and prior to the maturity date, Sonic may redeem for cash all or part of the Notes at 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date.

Holders of the Notes may require Sonic to repurchase the Notes on October 1, 2014, October 1, 2019 and October 1, 2024 for cash at a purchase price equal to 100% of the principal amount thereof to be repurchased plus accrued and unpaid interest. In addition, holders of the Notes may require Sonic to repurchase all or a portion of their Notes upon a fundamental change at a cash purchase price equal to 100% of the principal amount thereof to be repurchased plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

Sonic’s obligations under the Notes may be accelerated by the holders of 25% of the outstanding principal amount of the Notes then outstanding if certain events of default occur, including: (1) defaults in the payment of principal or interest when due; (2) defaults in the satisfaction of obligations upon conversion, optional redemption or any required repurchase of the Notes; (3) defaults in the performance, or breach, of Sonic’s covenants under the Notes; (4) certain defaults under other agreements under which Sonic or its subsidiaries have outstanding indebtedness in excess of $35 million; and (5) certain bankruptcy, insolvency or reorganization events.

The foregoing summaries of documents described above are qualified in their entirety by reference to the actual documents, which are filed as exhibits hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item and included in Item 1.01 is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1 Indenture dated as of September 23, 2009 by and among Sonic Automotive, Inc, the guarantors named therein, and U.S. Bank National Association, as trustee.

4.2 First Supplemental Indenture dated as of September 23, 2009 to the Base Indenture between Sonic and the Trustee (the Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

4.3 Form of 5.0% Convertible Senior Note due 2029 (included in Exhibit 4.2).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel

Dated: September 25, 2009

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Indenture dated as of September 23, 2009 by and among Sonic Automotive, Inc, the guarantors named therein, and U.S. Bank National Association, as trustee.

4.2	First Supplemental Indenture dated as of September 23, 2009 to the Base Indenture between Sonic and the Trustee (the Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

4.3	Form of 5.0% Convertible Senior Note due 2029 (included in Exhibit 4.2).

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